News release

TREX COMPANY REPORTS SECOND QUARTER 2024 RESULTS

Second Quarter Sales Growth Led by Premium Products

Gross Margin Expansion Driven by Higher Utilization and Production Efficiencies

Guiding to Third Quarter Revenues of $220 million to $230 million

Full Year Sales Guidance Adjusted to Reflect Softness in Entry-Level Consumer Demand and Uncertain Economic Outlook; Maintains Full Year EBITDA Margin Guidance of 30% to 30.5%

WINCHESTER, Va. –August 6, 2024– Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of high-performance, low-maintenance composite decking and railing, and a leading brand of outdoor living products, today announced financial results for the second quarter of 2024.

Second Quarter Financial 2024 Highlights

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Net sales of $376 million
➣
Gross margin of 44.7%
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Net income of $87 million and diluted earnings per share of $0.80
➣
EBITDA of $130 million and EBITDA margin of 34.6%

CEO Comments

“Second quarter sales increased at a mid-single-digit rate led by our premium products, including Trex Transcend® Lineage and Trex Signature® decking, where sell-through continued to track at a double-digit rate and contractor lead-times averaged six to eight weeks,” said Bryan Fairbanks, President and CEO. "Sales of our lower-priced product lines, however, were below our expectations, consistent with recent data indicating lower than anticipated purchasing by consumers in this segment. We expect additional softness in this market in the second half of this year. Conversely, our premium product sales continue to outperform entry-level products, and pro channel inventories are aligning with projected demand.

“Trex continued to post industry-leading margins in the second quarter, benefiting from higher utilization, cost-out programs, and other efficiency initiatives that drove an 80-basis point expansion in gross margin. Additionally, we succeeded in expanding EBITDA margin by 180 basis points and leveraging our SG&A spend, while increasing our investments in branding and product development. We expect to continue to benefit from our cost-out programs in the second half of this year, enabling us to maintain our EBITDA margin guidance for the full year, despite reduced sales expectations.

“In the second quarter we continued to move forward with new product launches. Introducing new products that expand the appeal and price range of our decking and railing product lines, while gaining share in attractive adjacent categories remains a strategic priority for Trex. In developing new products, we are committed to providing customers with superior options that are differentiated by customized engineering and long-lasting quality. We recently announced new additions to our railing portfolio, and we are preparing to expand the color options for our Trex Enhance®decking lines. Also, we are pleased with the pace of orders for our recently introduced Trex® branded deck fasteners, which are engineered for ease of installation and designed to provide a cohesive esthetic to the consumer,” Mr. Fairbanks noted.

Second Quarter 2024 Results

Second quarter 2024 net sales were $376 million, an increase of 6% compared to $357 million reported in the prior-year quarter and driven by volume predominantly in the premium product category. Based on the Company’s definition of sell-through, which only considers point of sale transactions at both home centers and within the pro channel, total sell-through increased at a low-single-digit rate in the second quarter.

Gross profit was $168 million and gross margin was 44.7%, up 8% and 80 basis points, respectively, compared to the $156 million and 43.9% reported in the same quarter last year. The increase was primarily the result of higher absorption due to increased production levels and the Company’s ongoing continuous improvement activities.

Selling, general and administrative expenses were $51 million, or 13.6% of net sales, compared to $52 million, or 14.5% of net sales, in the 2023 second quarter. The reduction is primarily related to lower personnel-related expenses, partially offset by increases in branding and other expenses.

Net income for the 2024 second quarter was $87 million, or $0.80 per diluted share, an increase of 13% from the $77 million, or $0.71 per diluted share, reported in the 2023 second quarter. EBITDA increased 11% to $130 million from $117 million, and EBITDA margin expanded 180 basis points to 34.6% from 32.8% in the prior year period.

Year-to-Date Results

Year-to-date net sales increased 26% to $750 million from $595 million in the year-ago period. Gross profit was $338 million and gross margin was 45.0%, up 35% and 290 basis points, respectively, from the $251 million and 42.1% during the same period in 2023.

Selling, general and administrative expenses were $102 million, or 13.6% of net sales, compared to $89 million, or 15.0% of net sales, in the year-ago period.

Net income year-to-date was $176 million, or $1.62 per share, representing 49% growth from the $118 million, or $1.09 per share, reported in the 2023 first half. EBITDA was $264 million, up 42% from the $186 million of the prior year. EBITDA margin expanded by 390 basis points to 35.1% from 31.2% in 2023.

Recent Developments & Recognitions

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Trex expanded its popular Trex Signature® Railing line with the introduction of X-Series™Cable Rail and X-Series™ Frameless Glass Rail. Now available through Trex channel partners, these two new offerings blend modern profiles with simplified installation to deliver a winning combination for contractors and clients.
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Green Builder Media named Trex as their Sustainable Brand Leader in the decking category for the 14thyear in a row. Trex is the only brand in the building industry to win top honors in its category every year since the program’s inception in 2010.
➣
Trex published its 2023 Sustainability Report, “Seeing More Value in Sustainability.” The report charts progress across the broad spectrum of Company activities and expands on several key points, including the Company’s commitment to circularity, its safety record, training and educational opportunities, manufacturing efficiency, and community engagement.

Summary and Outlook

“Our second quarter and first half results demonstrate the underlying earning capabilities of Trex Company, our ability to drive financial improvements within existing production capacity and leverage our SG&A expenses. The broad appeal of our decking and railing product lines, our innovative and new product introductions, and our leadership position in the attractive outdoor living category underpin our long-term growth opportunities,” continued Mr. Fairbanks.

“Looking ahead to the second half of 2024, we see encouraging data related to our mid-market and premium product sales and expect that channel inventory levels at the end of the year will be slightly lower than 2023 year-end levels. Given the uncertain economic outlook and the softness in the entry-level segment, we are taking a measured approach to adjusting our sales guidance for the full year. We now expect 2024 revenue to range from $1.13 billion to $1.15 billion and expect third quarter revenue to range from $220 million to $230 million. We are pleased to be able to maintain our full year EBITDA margin guidance range at 30.0% to 30.5%. SG&A as a percentage of net sales, is projected to be flat with the prior year at approximately 16%, depreciation and amortization is estimated between $53 million and $55 million, and our tax rate is expected to be in the 25% to 26% range.

“As the market leader, Trex is the primary beneficiary of long-term secular trends, including the large number of decks in the U.S. that are at or beyond replacement age, the record growth in U.S. homes that are candidates for remodel projects, and the ongoing conversion from wood to composites. Further, we continue to make considerable progress on our railing strategy and are moving forward to penetrate adjacent product lines. The modular build-out of our Arkansas capacity will strengthen our ability to efficiently manage the long-term incremental demand that we foresee in the coming years,” Mr. Fairbanks concluded.

Second Quarter 2024 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second quarter 2024 results on Tuesday, August 6, 2024, at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call, and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 2Q24 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available within 24 hours of the call on the Trex website. The audio replay will be available for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures of earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA as a percentage of net sales, EBITDA margin. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Reconciliation of net income (GAAP) to EBITDA (non-GAAP) is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	($ in thousands)
Net Income	$86,998	$77,036	$176,068	$118,167
Interest expense (income), net	—	1,305	(6)	3,289
Income tax expense	29,906	26,426	59,853	40,258
Depreciation and amortization	13,451	12,283	27,606	24,198
EBITDA	$130,355	$117,050	$263,521	$185,912
Net income as a percentage of net sales	23.1%	21.6%	23.5%	19.9%
EBITDA as a percentage of net sales (EBITDA margin)	34.6%	32.8%	35.1%	31.2%

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the Company is the world’s #1 brand of sustainably made, wood-alternative decking and deck railing, and a leader in high performance, low-maintenance outdoor living products. The undisputed global leader, Trex boasts the industry’s strongest distribution network with products sold through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the Company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking* four years in a row (2021-2024). The Company was also recently included on Barron’slist of the 100 Most Sustainable U.S. Companies 2024, named one of America’s Most Responsible Companies 2024 byNewsweek and ranked as one of the 100 Best ESG Companies for 2023 byInvestor’s Business Daily. For more information, visit Trex.com. You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

*Trex received the highest numerical score in the proprietary Lifestory Research 2021-2024 America’s Most Trusted® Outdoor Decking studies. Study results are based on experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; the Company’s ability to obtain raw materials, including scrap polyethylene, wood fiber, and other materials used in making our products, at acceptable prices; increasing inflation in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with warranty claims, product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of current and upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics and geopolitical conflicts; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Net sales	$376,470	$356,538	$750,105	$595,256
Cost of sales	208,360	200,090	412,384	344,380
Gross profit	168,110	156,448	337,721	250,876
Selling, general and administrative expenses	51,206	51,681	101,806	89,162
Income from operations	116,904	104,767	235,915	161,714
Interest expense (income), net	—	1,305	(6)	3,289
Income before income taxes	116,904	103,462	235,921	158,425
Provision for income taxes	29,906	26,426	59,853	40,258
Net income	$86,998	$77,036	$176,068	$118,167
Basic earnings per common share	$0.80	$0.71	$1.62	$1.09
Basic weighted average common shares outstanding	108,693,887	108,770,204	108,667,028	108,771,077
Diluted earnings per common share	$0.80	$0.71	$1.62	$1.09
Diluted weighted average common shares outstanding	108,810,296	108,871,440	108,803,081	108,893,848
Comprehensive income	$86,998	$77,036	$176,068	$118,167

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,172	$1,959
Accounts receivable, net	270,037	41,136
Inventories	148,858	107,089
Prepaid expenses and other assets	13,747	22,070
Total current assets	433,814	172,254
Property, plant and equipment, net	774,009	709,402
Operating lease assets	38,006	26,233
Goodwill and other intangible assets, net	17,953	18,163
Other assets	6,152	6,833
Total assets	$1,269,934	$932,885
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$59,267	$23,963
Accrued expenses and other liabilities	116,953	56,734
Accrued warranty	5,181	4,865
Line of credit	63,000	5,500
Total current liabilities	244,401	91,062
Deferred income taxes	67,226	72,439
Operating lease liabilities	28,322	18,840
Non-current accrued warranty	18,526	17,313
Other long-term liabilities	16,559	16,560
Total liabilities	375,034	216,214
Preferred stock,$0.01 par value, 3,000,000 shares authorized;	—	—
Common stock, $0.01 par value, 360,000,000 shares authorized; 141,069,074 and 140,974,843 shares issued and 108,705,768 and 108,611,537 shares outstanding at June 30, 2024 and December 31, 2023, respectively	1,411	1,410
Additional paid-in capital	142,317	140,157
Retained earnings	1,512,126	1,336,058
Treasury stock, at cost, 32,363,306 and 32,363,306 shares at June 30, 2024 and December 31, 2023, respectively	(760,954)	(760,954)
Total stockholders' equity	894,900	716,671
Total liabilities and stockholders' equity	$1,269,934	$932,885

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2024	2023
	(unaudited)
Operating Activities
Net income	$176,068	$118,167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,606	24,198
Deferred Income Taxes	(5,212)	—
Stock-based compensation	6,992	4,562
Loss on disposal of property, plant and equipment	2,262	1,081
Other non-cash adjustments	243	(388)
Changes in operating assets and liabilities:
Accounts receivable	(228,901)	(168,751)
Inventories	(41,769)	67,348
Prepaid expenses and other assets	(850)	2,046
Accounts payable	35,768	13,816
Accrued expenses and other liabilities	28,688	20,686
Income taxes receivable/payable	18,746	25,016
Net cash provided by operating activities	19,641	107,781

Investing Activities
Expenditures for property, plant and equipment	(73,202)	(82,357)
Proceeds from sales of property, plant and equipment	106	—
Net cash used in investing activities	(73,096)	(82,357)

Financing Activities
Borrowings under line of credit	438,300	330,000
Principal payments under line of credit	(380,800)	(346,000)
Repurchases of common stock	(5,570)	(18,192)
Proceeds from employee stock purchase and option plans	738	639
Financing costs	—	30
Net cash provided by (used in) financing activities	52,668	(33,523)
Net decrease in cash and cash equivalents	(787)	(8,099)
Cash and cash equivalents at beginning of period	1,959	12,325
Cash and cash equivalents at end of period	$1,172	$4,226

Contacts:

Brenda K. Lovcik

Senior Vice President and CFO

540-542-6300

Lynn Morgen

Casey Kotary

ADVISIRY Partners

212-750-5800

lynn.morgen@advisiry.com

casey.kotary@advisiry.com